ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Reports First Quarter 2022 Financial Results and Provides Corporate Update

Management to host webcast/conference call today at 2 p.m. PT / 5 p.m. ET

SAN DIEGO, May 16, 2022 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a biopharmaceutical company developing and commercializing specialty products for allergy, opioid overdose, respiratory and inflammatory disease, today announced financial results for the quarter ending March 31, 2022.

Product and Pipeline Updates and Other Corporate Developments

ZIMHI

•	According to the Centers for Disease Control and Prevention (CDC), drug overdoses resulted in over 108,000 deaths in the U.S. over the most recent 12 months of data. Two thirds of these involved fentanyl.

•	Our U.S. commercial partner, US WorldMeds, commercially launched our high dose naloxone product, ZIMHI, at the end of March.

•	We are encouraged by the early acceptance of ZIMHI in the market.

SYMJEPI

•	In March, Adamis announced a voluntary recall of certain lots of SYMJEPI.

•	Manufacturing of SYMJEPI has been on hold pending the results of an investigation to determine the root cause. The Company believes the investigation is nearing completion, that a root cause relating to a particular batch of syringe needles has been identified, and that corrective and preventive actions have been and will be taken.

•	We anticipate a resolution and resumption of manufacturing after those issues are satisfactorily addressed, which we believe will occur during the second quarter.

TEMPOL

•	The Company’s Phase 2/3 clinical trial of Tempol as a treatment for COVID-19 is continuing.

•	In March, the Data Safety Monitoring Board (DSMB) overseeing the Tempol trial met to evaluate the clinical and safety data from the first planned interim analysis and, following their evaluation, recommended the study continue without modification.

•	The DSMB plans to meet again, anticipated to be at the end of May or in June, to review interim data analysis for the first 124 patients.

•	In addition to the work in COVID, the Company continues to explore additional indications for the use of Tempol including, but not limited to, asthma and long COVID.

Financial Results

Revenues for the quarters ending March 31, 2022 and 2021 were approximately $1.2 million and $1.4 million, respectively. Revenues for the quarter ended March 31, 2022 consisted mainly of approximately $1.1 million of sales of ZIMHI to our commercial partner US WorldMeds in anticipation of the commercial launch of ZIMHI announced at the end of March. Due to the SYMJEPI manufacturing hold and the voluntary recall of certain lots, no revenues relating to SYMJEPI were reported for the first quarter of 2022.

Selling, general and administrative expenses for the quarters ending March 31, 2022 and 2021 were approximately $3.4 million and $3.5 million, respectively. SG&A expenses in the first quarter of 2022 reflected a decrease in legal and compensation expenses, offset by an increase in accounting and finance related expenses.

Research and development expenses were approximately $4.2 million and $2.2 million for the first quarter of 2022 and 2021, respectively. The increase was primarily due to expenses relating to the ongoing clinical trial for our Tempol product candidate.

Net loss from discontinued operations for the three months ended March 31, 2022 and 2021 was approximately $165,000 and approximately $1.5 million, respectively. The decrease in loss was primarily attributable to the winding down and cessation of US Compounding’s operations.

Cash and cash equivalents at March 31, 2022, totaled approximately $17.8 million. For this year, we expect to receive additional proceeds resulting from amounts payable to us pursuant to our sale of certain USC assets to Fagron and from the disposition of the remaining USC assets which includes the land, the building, the machinery and the equipment.

Conference Call

Adamis will host a conference call and live webcast today, May 16, 2022, at 2 p.m. PT (5 p.m. ET) to discuss its financial and operating results for the first quarter 2022, as well as provide an update on business developments and activities.

U.S. Dial-in (Toll Free): (844) 825-9789

Toll/International Dial-in: (412) 317-5180

Conference ID: 10167229

A live audio webcast of the conference call will also be available via this link. If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI® (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI™ (naloxone) Injection product is approved for the treatment of opioid overdose. Tempol is in development for the treatment of patients with COVID-19 and a Phase 2/3 clinical trial is underway. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company's beliefs concerning the ability of its products and product candidates to compete successfully in the market; the Company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; the Company’s ability to successfully commercialize the products and product candidates, itself or through commercialization partners; the success the commercial launch of our ZIMHI product; future development and regulatory actions concerning the Company’s product candidates; the Company’s beliefs concerning the timing and outcome of the pending investigation, and corrective and preventing actions, relating to the SYMJEPI manufacturing hold and product recall and the resumption of manufacturing of SYMJEPI; the Company’s beliefs concerning the progress and results of the Company’s clinical trial to its Tempol product candidate; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. We may not achieve one or more of the target future milestones or achievements described in the press release either within the anticipated time periods or at all. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. Statements in this press release concerning future events depend on several factors beyond the Company's control, including the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause the Company’s actual results to be materially different from the results anticipated by such forward-looking statements. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

robert.uhl@westwicke.com